Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Form S-8 Nos. 333-140141, 333-136964, 333-61678, 333-33459, 333-52650, 333-96983, 333-52652, 333-124433, 333-111277, 333-119979, 333-119976 and 333-117044;

(2)	Form S-3 Nos. 333-155637, 333-155637-01, 333-56566, 333-84188, 333-103134, 333-115898 and 333-119345; and

(3)	Form S-4 Nos. 333-130897 and 333-122178
of our reports dated February 27, 2009, with respect to the consolidated financial statements of Wintrust Financial Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Chicago, Illinois
February 27, 2009